Exhibit 11

             SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES
               COMPUTATION OF EARNINGS PER COMMON SHARE
            (Dollars in millions, except per share figures)
                                              Nine Months Ended
                                                 September 30,
                                               1995       1994
Income From Continuing Operations . . . . .   $ 813.6   $ 714.7
Discontinued Operations:
  Income(Loss) From Operations. . . . . . .     (10.2)      3.5
  Loss on Disposal. . . . . . . . . . . . .    (156.2)        -

Net Income. . . . . . . . . . . . . . . . .   $ 647.2   $ 718.2

Earnings per Common Share, As Reported:

Average Number of Common Shares
Outstanding (in thousands). . . . . . . . .   371,204   385,058

Earnings per Common Share:
  Continuing Operations . . . . . . . . . .   $  2.19   $  1.86
  Discontinued Opertions:
    Income(loss) From Operations. . . . . .      (.03)      .01
    Loss on Disposal. . . . . . . . . . . .      (.42)        -

Total . . . . . . . . . . . . . . . . . . .   $  1.74   $  1.87

Earnings per Common Share, Assuming
Full Dilution: (a)

Average Number of Common Shares
 Outstanding (in thousands) . . . . . . . .   371,204   385,058

Shares Contingently Issuable for
 Stock Incentive Plans and Warrant
 Agreements (in thousands). . . . . . . . .     5,376     4,508

Average Number of Common Shares and Common
 Share Equivalents Outstanding
 (in thousands) . . . . . . . . . . . . . .   376,580   389,566

Earnings per Common Share:
  Continuing Operations . . . . . . . . . .   $  2.16   $  1.83
  Discontinued Opertions:
    Income(loss) From Operations. . . . . .      (.03)      .01
    Loss on Disposal. . . . . . . . . . . .      (.41)        -
Earnings per Common Share, Assuming
 Full Dilution. . . . . . . . . . . . . . .   $  1.72   $  1.84


(a) This calculation is submitted in accordance with the regulations of the Securities and Exchange Commission although not required by APB Opinion No. 15 because it results in dilution of less than 3%.